EXHIBIT 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

QUOTA SHARE REINSURANCE AGREEMENT

THIS QUOTA SHARE REINSURANCE AGREEMENT (this "Agreement") is effective April 1, 2020, by and between CRUSADER INSURANCE COMPANY, a property and casualty insurer domiciled in the State of California with principal offices in Calabasas, California ("Reinsurer") and UNITED SPECIALTY INSURANCE COMPANY, an insurer domiciled in the State of Delaware and surplus lines insurer in the State of California with principal offices in Bedford, Texas ("Company”). The Company and the Reinsurer are collectively referred to as the Parties and each individual is referred to as a Party or by the defined term ascribed to them.

RECITALS

A.       The Reinsurer has requested the Company to issue policies of insurance on a surplus lines basis as more specifically identified in this Agreement, which policies will be ceded to and reinsured with Reinsurer on a 100% quota share basis as provided for in this Agreement.

B.       The Company is willing to issue policies of insurance which are the subject of this Agreement as placed with it on a surplus line basis through a surplus line broker Unifax Insurance Systems, Inc. (“Broker”) and to cede its duties, obligations and liabilities to the Reinsurer provided that the Company shall have no obligations or liabilities, including no business, credit or insurance risk whatsoever (save the risk of the Reinsurer’s insolvency), to the policyholders of the business produced by the Broker and reinsured to the Reinsurer; provided further, that any such obligation, duty or liability shall be assumed by the Reinsurer and the Reinsurer shall indemnify the Company against any loss, claim, or liability that may arise from or be related to the insurance placed by the Broker with the Company and reinsured with the Reinsurer pursuant to this Agreement. The Company understands that it has ultimate responsibility for the duties and obligations of a surplus lines insurer as set forth in the California Regulatory Provisions, provided, that either the Broker or the Reinsurer shall perform those certain duties and obligations that are legally delegable and shall indemnify and hold harmless the Company for any resulting losses, including with respect to Section 1.12 of the Broker Agreement. The Reinsurer further agrees that it shall make directly to the applicable parties any payments, arising out of or relating in any way to its obligations and liabilities arising from this Agreement and/or the subject insurance business produced hereunder, so that the Company shall not be required to make any such payments and then seek reimbursement from the Reinsurer.

C.       The Reinsurer is not permitted to adjust claims on behalf of the Company. The Company is appointing U.S. Risk Managers, Inc., a California corporation (“U.S. Risk”) which is a licensed claims adjuster in the state of California to adjust and settle claims on its behalf pursuant to the terms of the Claims Administration Agreement of even date herewith between the Company and U.S. Risk (the “Claims Administration Agreement”). The Reinsurer pursuant to the terms of this Agreement will fund the Loss Fund Account provided for in the Claims Administration Agreement on behalf of the Company.

D.       It is understood and agreed that the sole consideration provided by the Company, in exchange for the fees as agreed to, is to permit the Policies (as hereinafter defined), which are reinsured 100% under this Agreement to be issued in the name of the Company.

E.       This Agreement provides for the complete and absolute duty and obligation of the Reinsurer to indemnify and hold the Company harmless from and against the business, credit and insurance risks for the business written or offered or related to such business by or on behalf of the Company and reinsured pursuant to this Agreement.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants contained in this Agreement and upon the terms and conditions set forth below, the Parties agree as follows:

Article I
BUSINESS REINSURED

1.01	Business Reinsured:Article I Effective as of the effective date of this Agreement, the Company obligates itself to cede to the Reinsurer, and the Reinsurer obligates itself to accept, 100% of the Company's gross liability under all policies, certificates, contracts, binders, agreements or other proposals or evidences of insurance, new and renewal policies, binders, and contracts of insurance (hereinafter called "Policies") issued by and on behalf of the Company, in its sole discretion, as Property, General Liability, Commercial Multi-Peril Property (burglary and theft; inland marine), and Commercial Multi-Peril Liability (burglary and theft, garage, fidelity, trucking long-haul, trucking short-haul) and miscellaneous coverages as endorsed during the term of this Agreement, by or through the Broker retained by the Company at the request of the Reinsurer.
1.02	Policy Limits: The maximum policy limits for Policies are as follows:
Lines of Business		Maximum Policy Limits
1.0	Property	$[***] total insurable value
17.0	General Liability	$[***] per occurrence $[***] in the aggregate
5.1	Commercial Multi-peril Property – burglary and theft, inland marine, trucking long haul physical damage, trucking short haul physical damage	$[***] total insurable value
5.2	Commercial Multi-peril Liability – burglary and theft, garage, fidelity, trucking, long-haul, trucking, short-haul	$[***] per occurrence $[***] in the aggregate

1.03	Territory: The territory for the Policies reinsured shall be all United States jurisdictions in which the Company has authority to issue the Policies on a surplus lines basis, provided, that this Agreement shall provide reinsurance for any Policies written outside of such authorized territory.

1.04	Policy Term: The maximum term of a Policy shall be [***].

1.05	Maximum Premium Volume: The maximum annual premium volume of the Policies shall be $[***].

Article II
ORIGINAL CONDITIONS

2.01	Cession: Effective as of the Effective Date of this Agreement, the Company obligates itself to cede to the Reinsurer, and the Reinsurer obligates itself to accept, all of the Company's gross liability under all Policies issued by and on behalf of the Company by the Broker.

2.02	Business Ceded: Business ceded hereunder shall include every original policy, rewrite, renewal or extension (whether before or after the termination of this Agreement) required by applicable statute, or by rule or regulation of any policy of insurance ceded hereunder by the Company to the Reinsurer.

2.03	Liability of the Reinsurer: The liability of the Reinsurer shall commence obligatorily and simultaneously with that of the Company as soon as the Company becomes liable, and the premium on account of such liability shall be credited to the Reinsurer from the original date of the Company's liability.

2.04	Follow the Fortunes: All reinsurance for which the Reinsurer shall be liable, by virtue of this Agreement, shall be subject, in all respects, to the same rates, terms, conditions, interpretations, waivers, the exact proportion of premiums paid to the Company without any deduction for brokerage, and to the same modifications, alterations and cancellations, as the respective insurance of the Company to which such reinsurance relates, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies and in the proportion specified herein, follow the fortunes of the Company.

2.05	No Privity of Contract: Nothing herein shall in any manner create any obligations, establish any rights or create any direct right of action against the Reinsurer in favor of any third party, or other person not party to this Agreement; or create any privity of contract between the policyholders and the Reinsurer.

Article III
EXCLUSIONS

3.01	Exclusions: None.

Article	IV COMMENCEMENT, TERMINATION, TERMS AND CONDITIONS

4.01	Effective Date: The effective date of this Agreement is at 12:01 a.m. Central Time, on April 1, 2020 (the “Effective Date”). This Agreement shall remain continuously in force until terminated according to the provisions set forth herein.

4.02	Termination: This Agreement may be terminated as follows:

(a)       By either Party at any time, by providing at least ninety (90) days written notice to the other Party, such notice to be sent by certified mail, return receipt requested, postage prepaid;

(b)       Immediately by mutual consent of the Company and the Reinsurer;

(c)       Immediately upon written notice by the Reinsurer or the Company in the event of the cancellation or non-renewal of the surplus lines broker license of the Broker by the California Department of Insurance;

(d)       By the Reinsurer after thirty (30) days written notice to the Broker and Company of the failure by the Broker to pay to the Reinsurer all payments of premiums due hereunder, provided, however, that in the event such payment is received by the Reinsurer prior to the date of cancellation stated in the Reinsurer's written notice this Agreement shall not be so terminated and said written notice shall be of no further force or effect. If the Reinsurer receives such late premium within a ten (10) day period following receipt of such notice, the Reinsurer shall inform the Company and the Broker of such receipt as soon as the premium is received and the termination of the Agreement for reason of default shall be rescinded;

(e)       Immediately, upon written notice by the Company, if the Reinsurer or the Broker is found to be insolvent by a State Insurance Department or court of competent jurisdiction, or is placed in supervision, conservation, rehabilitation, or liquidation, or has a receiver or supervisor appointed.

(f)       Immediately by the Reinsurer upon written notice to the Company, if the Company is found to be insolvent by a State Insurance Department or court of competent jurisdiction, or is placed in supervision, conservation, rehabilitation or liquidation, or has a receiver or supervisor appointed;

(f)       By the Company immediately and automatically without prior written notice should the Delaware Department of Insurance or other regulatory agency of competent jurisdiction, require cancellation or disallow credit for the reinsurance ceded to Reinsurer pursuant to this Agreement;

(g)       After thirty (30) days written notice by any party in the event that the Company or the Reinsurer mergers with or is acquired by or control of is acquired by any other company or corporation or changes a majority of its officers or board of directors during the term of this Agreement;

(h)       As provided in Section 21.02 of this Agreement;

(i)            Immediately by the Company if after the Effective Date of this Agreement: (i) the Reinsurer is required to secure its obligations under this Agreement pursuant to Article XX of this Agreement; or (ii) the Reinsurer is required to increase the amount of collateral posted pursuant to Article XX of this Agreement; or (iii) the Reinsurer fails to secure its obligations as required under this Agreement;

(j)       Automatically and immediately, without notice upon cancellation or termination of the Broker Agreement between the Broker and the Company effective on the Effective Date hereof.

4.03	Reinsurance Coverage after Termination: When this Agreement terminates for any reason, reinsurance hereunder shall continue to apply to the business in force at the time and date of termination until expiration or cancellation of such business. It is understood that any Policies with effective dates prior to the termination date but issued after the termination date are covered under this Agreement. Additionally, the reinsurance hereunder shall continue to apply as to Policies, which must be issued or renewed, as a matter of state law or regulation or because a producing agent has not been timely canceled, until the expiration dates on said Policies.

4.04	Obligations upon Termination: Upon termination of this Agreement, the Reinsurer shall not be relieved of or released from any obligation created by or under this Agreement in relation to payment, expenses, reports, accounting or handling, which relate to insurance business reinsured under this Agreement.

(a)       The Parties hereto expressly covenant and agree that they will cooperate with each other in the handling of all such run-off insurance business until all Policies have expired either by cancellation or by terms of such Policies and all outstanding losses and loss adjustment expenses have been settled. While by law and regulation, the Company recognizes its primary obligations to its policyholders, the Reinsurer recognizes that to the extent possible there shall be no cost to or involvement by the Company in servicing this run-off.

(b)       All costs and expenses associated with the handling of such run-off business following the cancellation or termination of this Agreement shall be borne solely by the Reinsurer.

4.05	Assessments: In the event this Agreement is terminated, the Reinsurer shall remain liable to and shall, immediately upon request, reimburse the Company for any assessment made upon the Company. The Company shall likewise remain liable for, and account to the Reinsurer for any recovery of such assessment, or any credit allowed to it against its premium tax, applicable to the risks reinsured hereunder.

4.06	Termination on Run-off Basis: This Agreement provides for termination on a run-off basis. The relevant provisions of the Agreement shall apply to the business being run-off and shall survive the termination of this Agreement.

4.07	Termination on Cut-off Basis: At the option of the Company, this Agreement may be terminated on a cut-off basis. If the Company so elects, (i) the Reinsurer shall pay to the Company (or its designee) an amount equal to the sum of the ceded outstanding unearned premium as of the date of termination, and (ii) the Reinsurer shall incur no liability for losses occurring subsequent to the date of termination.

4.08	Responsibility for Notices: Upon termination of this Agreement, the Reinsurer shall on behalf of the Company cause the Broker to take those actions necessary, including, but not limited to, sending statutorily prescribed non-renewal notices to insureds in a timely manner to effectuate the intent that there be no renewals or new policies (but for those required by applicable law or regulation) after the termination of this Agreement.

Article	V LOSS AND LOSS ADJUSTMENT EXPENSE

5.01	Liability for Losses and Loss Adjustment Expenses:

(a)       All loss settlements made by the Company or U.S. Risk on behalf of the Company pursuant to the Claims Administration Agreement or pursuant to the terms of this Agreement, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer in proportion to its participation, and the Reinsurer shall benefit proportionately in all salvage and recoveries.

(b)       The Reinsurer shall assume and be liable for and pay on behalf of the Company, 100% of all losses incurred in connection with the risks covered by this Agreement, including, but not limited to, judgments (including interest thereon) and settlements in connection therewith.

(c)       The Reinsurer shall also be liable for 100% of and pay on behalf of the Company all costs, expenses, and fees (including, but not limited to, attorney's fees) incurred by the Company in connection with the investigation or settlement or contesting the validity of claims or losses covered under this Agreement (this shall include but, of course, is not limited to, costs, expenses and fees resulting from a declaratory judgment or injunctive action brought by an insured or other person).

(d)       The payment of such losses by the Reinsurer shall be made through U.S. Risk on behalf of the Company by making payments to the Loss Fund established by the U.S. Risk on behalf of the Company under the Claims Administration Agreement.

5.02	Monthly Accounting: The Reinsurer's 100% share of losses, expense and loss recovery shall be carried into the monthly accounting for which provision is hereinafter made.

5.03	Loss Settlements: All loss settlements, made on behalf of the Company by U.S. Risk, whether under strict policy conditions or by the way of compromise, shall be unconditionally binding upon the Reinsurer. However, should the Company be ordered or instructed by an applicable Department of Insurance or any other regulatory agency of competent jurisdiction to take any action or refrain from taking any action with regard to any claim, the Reinsurer shall be bound by and shall follow the order or instructions of such regulatory agency as though Reinsurer were the object of such order or instruction. The Reinsurer will exercise the authority granted hereunder in good faith and toward the end of paying any and all valid claims.

5.04	Records: All records pertaining to claims arising under insurance policies issued on behalf of the Company through or by the Broker subject to this Agreement shall be deemed to be jointly owned records of the Company and the Reinsurer, and shall be made available to the Company or the Reinsurer or their respective representatives or any duly appointed examiner for any state within the United States; and these records shall be kept in the State of California or such other jurisdiction as may be required by applicable state law or regulation. Notwithstanding the foregoing, the Reinsurer is authorized to maintain duplicate working files of all such records outside the State of California. The Company and the Reinsurer each agree that it will not destroy any such records in its possession without the prior written approval of the other party except that the Company shall not be required to retain files longer than required by the guidelines set forth by any applicable state department of insurance.

5.05	Claim Register:

(a)       The Company shall cause U.S. Risk to, establish a separate claim register or method of recording claims arising under the Policies covered by this Agreement so that all claims may be segregated and identified separate and apart from other records of the Reinsurer, the Broker or U.S. Risk, with such claims register to identify each claim on an individual case basis both as to identify the insured(s) and the claimant, the reserve for loss and adjusting expense.

(b)       Such claim register shall be kept in a manner whereby the Company can, at any time, determine the status of any claim arising under Policies covered by this Agreement. Such records shall reflect the amount of reserves established for the individual claim and the date when such reserve was established, and if closed, whether such claim was closed with or without payment, and if with payment, the amount paid thereon.

Article VI
REPORTS AND REMITTANCES

6.01	Reports: In lieu of the Company furnishing the Reinsurer with bordereaux showing the particulars of all reinsurances ceded hereunder, the Reinsurer shall furnish or cause to be furnished to the Company, within thirty (30) days after the close of each of the respective periods indicated below (on forms agreeable to the Parties), with monthly, quarterly and annual reports showing the following statistical data in respect to the business reinsured hereunder:

(a)       Monthly, with the data segregated by major classes.

(i)       Ceded premiums written.

(ii)       Ceded unearned premiums.

(iii)       Ceded losses paid.

(iv)       Ceded adjustment expenses paid during this month.

(v)       Losses outstanding.

(vi)       Ceding fee due the Company.

(vii)       Commission due the Broker.

(b)       Annually, with the data segregated by major classes.

(i)	Annual summaries of net premiums written, net losses paid, net adjusting expenses paid during the year in such form so as to enable the Company to record such data in its annual convention statement. Such information is to be furnished not later than December 15th of the year being reported. In force and unearned premium segregated as to advance premiums, premiums running twelve (12) months or less from inception date of policy, and premiums running more than twelve (12) months from inception date of policy in such form as to enable the Company to record such data in its convention annual statement.

(ii)	Annual summaries of net premiums written by geographical location in such form as to enable the Company to record such premiums in its annual report to the applicable Catastrophe Property Insurance Association.

(c)       Periodic, with data segregated by major lines.

Statistical or other data as may be requested from time to time by regulatory authorities.

6.02	Additional Reports: In order to facilitate the handling of the business reinsured under this Agreement, the Reinsurer agrees to furnish the Company with any additional reports necessary to provide the information needed by the Company to prepare its monthly, quarterly and annual statements to regulatory authorities.

Article VII
ERRORS AND OMISSIONS

7.01	Errors and Omissions: The Company shall not be prejudiced in any way by any omission through clerical error, accident or oversight to cede to the Reinsurer any reinsurance rightly falling under the terms of this Agreement, or by erroneous cancellation, either partial or total, or any cession, or by omission to report, or by erroneously reporting any losses, or by any other error or omission, but any such error or omission shall be corrected immediately upon discovery.

7.02	Hold Harmless: Should the Company suffer any loss whatsoever arising out of, relating to or in connection with this Agreement, the Reinsurer shall assume loss for its own account and save and hold the Company harmless therefor.

Article VIII
PREMIUM AND COMMISSION

8.01	Premium to Reinsurer: In consideration of the acceptance by the Reinsurer of one hundred percent (100%) of the Company's liability on insurance business reinsured hereunder, the Reinsurer is entitled to one hundred percent (100%) of the Net Premiums (as hereinafter defined) received by the Broker or the Reinsurer on Policies reinsured less (i) the ceding fee allowed the Company of [***] of Net Premiums and Net Policy Fees, which shall be at least the Minimum Fee, plus all applicable assessments and state premium taxes or state surplus lines taxes, as applicable, (ii) the commission paid to the Broker and (iii) premium taxes paid by the policyholder on Policies subject to reinsurance hereunder. Notwithstanding anything else contained herein to the contrary, regardless of the amount of Net Premiums, the minimum ceding fee (the “Minimum Fee”) due the Company shall be (i) [***] for the first twenty-four month period after the effective date of the Agreement, plus the aforementioned assessments and state premium taxes and (ii) [***] for each twelve-month period thereafter during which the Agreement is in effect, plus the aforementioned assessments and state premium taxes. This Minimum Fee shall not be affected by the amounts of Net Premiums written in other twelve-month or twenty-four month, as applicable, and shall not be reduced by reason of payments in excess of the minimum in other periods. Upon termination of this Agreement, the Minimum Fee shall be prorated to the effective date of such termination unless there are Policies issued after the termination of this Agreement. In such cases, the Minimum Fee shall continue past the termination of this Agreement until such time as no further Policies are issued. The Minimum Fee for each period shall be paid within sixty (60) days of the end of each period. For these purposes, a policy's entire premium shall be applied to the period in which the policy is written. Should the Broker fail to pay any taxes (including premium taxes), ceding fees, bureau fees, penalties, assessments, or refunds of any unearned commissions and unearned premiums related to any premium financing, due pursuant to the business reinsured hereunder, the Reinsurer shall make such filings and/or payments within 60 days following the end of the month and pursuant to Article XIV.

8.02	Net Premium: "Net Premiums" shall mean the gross premiums charged on all original and renewal Policies written on behalf of the Company, less return premiums (excluding policy fees). Such amounts as provided in Section 5.09 of the Agency Agreement (as hereinafter defined) shall be paid to the Reinsurer or received from the Reinsurer by the Broker on behalf of the Company. “Net Policy Fees” shall mean gross policy fees, if any, charged on all original and renewal Policies written on behalf of the Company, less return policy fees.

8.03	Remittance: The Reinsurer will receive from the Broker on behalf of the Company the net written premiums collected (being defined as premiums received and/or due the Broker from the insured in a given month less return premiums), less the Broker’s commission. Should such balance be a negative amount, the Reinsurer and the Company will receive a report from the Broker of such amount and the Reinsurer shall pay the Broker on behalf of the Company such balance as soon as possible after the end of the month, after receipt and verification of the amount due as reported by the Broker.

Article IX
ACCESS TO RECORDS

9.01	Access to Records: The Reinsurer or its duly appointed representatives shall have free access at any and all reasonable times to such books and records of the Company, its departmental or branch offices, as shall reflect premium and loss transactions of the Company and/or the business produced hereunder, for the purpose of obtaining any and all information concerning this Agreement or the subject matter thereof. Likewise, the Company or its duly appointed representatives shall have free access at any and all reasonable times to such books and records of the Reinsurer, its departmental or branch offices as shall reflect premium and loss transactions of the Company and/or the business produced hereunder, for the purpose of obtaining any and all information concerning this Agreement or the subject matter hereof.

Article X
ARBITRATION

10.01	Arbitration: As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising between the Company and the Reinsurer with respect to this Agreement, or with respect to these Parties' obligations hereunder, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration.

10.02	Choice of Arbiter: One arbiter (an "Arbiter") shall be chosen by the Company and one Arbiter shall be chosen by the Reinsurer and an umpire (an "Umpire") shall be chosen by the Arbiters, all of whom shall be active or retired disinterested executive officers of property and casualty insurance or reinsurance companies.

10.03	Selection of Umpire: In the event that a party fails to choose an Arbiter within thirty (30) days following a written request by either party to the other to name an Arbiter, the party who has chosen its Arbiter may choose the unchosen Arbiter. Thereafter, the Arbiters shall choose an Umpire before entering upon arbitration. If the Arbiters fail to agree upon the selection for the Umpire within thirty (30) days following their appointment, each Arbiter shall name three nominees, of whom the other shall decline two, and the decision shall be made by drawing lots.

10.04	Venue and Binding Decision: Each party shall present its case to the Arbiters and Umpire within a reasonable amount of time after selection of the Umpire, unless the period is extended by the Arbiters and the Umpire in writing and/or at a hearing in Dallas, Texas. The Arbiters and Umpire shall consider this Agreement as an honorable engagement, as well as a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law regarding entering of evidence. The decision in writing by a majority of the Arbiters and Umpire when filed with the Parties shall be final and binding on the parties. Judgment upon the final decision of the Arbiters and Umpire may be entered in any court of competent jurisdiction.

10.05	Entire Dispute Subject to Arbitration: In the event of a dispute between the Company and the Reinsurer concerning this Agreement, the entire dispute between the Company and the Reinsurer shall be subject to arbitration as provided in this Article X.

10.06	Cost of Arbitration: The costs of the arbitration, including the fees of the arbitrators and the umpire, shall be borne equally unless the Arbiters and Umpire shall decide otherwise.

10.07	Governing Law: This Agreement shall be interpreted under the laws of Texas and the arbitration shall be governed and conducted according to the Texas General Arbitration Act.

Article	XI ASSESSMENTS, ASSIGNMENTS, FINES AND PENALTIES

11.01	Assessments: The Reinsurer hereby assumes liability for any and all assessments and assignments imposed as a result of Policies reinsured hereunder (whether before or after the termination of this Agreement). The Reinsurer shall immediately reimburse the Company for any assessments made against the Company pursuant to those laws and regulations creating obligatory funds (including, but not limited to, insurance guaranty and insolvency funds), pools, joint underwriting associations, FAIR plans and similar plans. Amounts owed by the Reinsurer under this Section shall be payable directly by the Reinsurer to the Company. The Reinsurer shall be entitled to receive from the Company on or prior to June 30 of each year thereafter (or such date on which such premium taxes are paid) a sum equal to the premium tax credit that is allowed to the Company with respect to such assessments. The premium tax credit allowed the Reinsurer hereunder is to be on a pro-rata and first-in, first-out basis. The Company shall promptly return to the Reinsurer any amount of assessment refunded to or credited to the Company.

11.02	Fines and Penalties: The Reinsurer shall also pay promptly and directly to the Company any fines, penalties and/or any other charge incurred by the Company as respects the business reinsured hereunder arising out of the actions or inactions of the Broker unless such fines, penalties and/or any other charge was a direct result of any willful misconduct on the part of the Company, which has been finally determined by a court of competent jurisdiction after the exhaustion of all appeals.

11.03	Assigned Risks: This Agreement shall apply to risks assigned to the Company under any applicable assigned risk plan of the Delaware Department of Insurance or other regulatory agency of competent jurisdiction if, in the reasonable judgment of the Company, such risks were assigned to the Company because of the business reinsured hereunder. Any cost or expense arising out of or related to the administration of the assigned risks shall be paid by the Reinsurer under this Agreement.

Article XII
INSOLVENCY

12.01	Insolvency of Company: In the event of insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claims.

12.02	Notice of Claims to Reinsurer: It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within thirty (30) days after such claim is filed in the insolvency, conservation or liquidated proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claims and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

12.03	Apportionment of Expense: Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

12.04	Reinsurance Payable by Reinsurer: It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except (i) as provided by applicable law, (ii) where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (iii) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligation of the Company to such payees.

Article XIII
ALTERNATE PAYEE

13.01	Substitution of Insurer: As respects subject business assumed as reinsurance under this Agreement, it is agreed that if the Company has a conservator, liquidator or receiver appointed for it, or becomes the subject of any conservation, liquidation or insolvency proceeding, and the Broker exercises its option to require the Company to permit all its liabilities under the Policies reinsured hereunder to be assumed by another licensed insurer as is permitted pursuant to the Agency Agreement, such assuming insurer shall be substituted for the Company as payee of any reinsurance recoverable hereunder in respect of losses under Policies subject hereto, and the Reinsurer, shall make payment thereof directly to the substituted insurer. In the event of assumption, the Company shall, however, be entitled to any ceding fees and other sums owing hereunder with respect to Policies originally issued on its behalf.

13.02	Application of Agreement Provisions: In the event that an assuming insurer is substituted for the Company under Section 13.01, all the other provisions of this Agreement shall apply to the substituted insurer in the same manner as if said insurer were substituted for the Company as the reinsured party hereunder, and to the extent this Agreement reinsures such substituted insurer, coverage hereunder shall be excluded as respects the Company.

Article XIV
HOLD HARMLESS PROVISIONS

14.01	Hold Harmless: Notwithstanding anything else contained herein to the contrary, as respects all matters related to this Agreement, in addition to those specific provisions insulating the Company from specific risks hereunder, the Reinsurer hereby covenants and agrees to reimburse and hold the Company harmless from and against every claim, demand, liability, loss, damage, cost, charge, attorneys' fees, expense, suit, order, judgment and adjudication of whatever kind or character regarding (i) this Agreement and/or (ii) the business reinsured hereunder (including, but not limited to, underwriting loss, credit loss, and/or run-off expense and/or all legal fees and expenses incurred by the Company in asserting its rights under this Agreement) whether or not such claim, demand, loss, damage, cost, charge, attorneys' fees, expense, suit, order, judgment or liability is within the terms of Policies written and reinsured hereunder and/or (iii) any other agreement related to this transaction, including but not limited to the Broker Agreement and the Claims Administration Agreement. The Reinsurer's obligation hereto relates to, but is not limited to the following: all liability for agents' balances; ceding fees (including the Minimum Fee), bureau fees, policy fees, return premiums and commissions (all whether produced by the Broker or a sub producers); premium taxes, deceptive trade practice liability; premiums, policy fees or other charges (whether collected or not); costs, liability, damages, fees and/or expenses incurred by the Company due to a lawsuit between the Reinsurer and/or the Broker (any dispute involving the Company and the Reinsurer is subject to arbitration); the Broker Agreement and all actions or inactions by Broker relating to the business reinsured hereunder; any agreement with a premium finance company; or claims administrator (including the Claims Administration Agreement with U.S. Risk); any damage, liability, claim, expense, penalty, cost or fees (including attorneys’ fees and expenses) of whatever kind or character caused directly or indirectly by any action of or failure to act, by any retail producer related to the business hereunder; any liability, damage, charge cost, fine or penalty the Company may incur as a result of any examination of the Broker; and/or all fees and/or commissions owing to the Broker under this and the aforementioned related agreements.

14.02	Liability for Premiums: The Company shall not be liable to the Reinsurer for premiums unless the Company itself has actually received those premiums and wrongfully not remitted them to the Reinsurer. The Reinsurer may not offset any balances on account of losses, loss adjustment expenses or any other amounts due except as to premiums actually received by the Company itself (as distinct from premiums not collected, or premiums collected by the Broker, or premium placed in the premium trust account pursuant to the Agency Agreement) which have wrongfully not been transmitted to the Reinsurer.

14.03	Retention of New Broker: If for any reason the Broker fails or is unable to administer the policies reinsured hereunder (whether the Agreement is still in effect or the business is being run-off), (i) the Reinsurer shall retain a party (acceptable and approved by the Company) to administer the business and the Reinsurer shall be responsible for 100% of the cost of said administration and (ii) the Broker will fully cooperate with the Company (or its designated representative) in providing access to such of the Broker’s personnel, computer systems or other assets or procedures as the Company may deem necessary to provide for an orderly transition of the administration of the Policies reinsured hereunder. If return premiums or other funds need to be returned to premium finance companies, policyholders or sub-agents, the Reinsurer shall pay these amounts if the successor or administrator does not.

14.04	Coverage for Risks Bound but Not Within Terms of Agreement: In the event the Reinsurer, or any agent appointed pursuant to this Agreement or the Broker Agreement, binds the Company for insurance coverage on insurance risks which are in excess of the policy limits set forth in Article I, and/or are not within the terms of business specified in Article I, and/or are not within the territory specified in Article I, and/or are excluded under Article III (if any), and/or are not within the limitations set forth in the Broker Agreement and/or any underwriting guidelines; whether intentional or not, the Reinsurer will do such things and take such actions as may be necessary to reduce the Company's exposure to such risks and to hold the Company harmless against any liability or loss which may be incurred by the Company in excess hereof. Any such insurance coverage on insurance risks bound contrary to the limitations which are in excess of the policy limits set forth in Article I, and/or are not within the classes of business specified in Article I, and/or are not within the territory specified in Article I, and/or are excluded under Article III (if any), whether intentional or not, shall be 100% reinsured and subject to this Agreement.

14.05	Advance Payments: In furtherance of the protections afforded to the Company under this Agreement, the Reinsurer expressly acknowledges that certain circumstances may come to exist with respect to the Policies reinsured hereunder that require adjustment to the timing of Reinsurer remittances. If, in the sole discretion of the Company, an advance payment or payments of the Reinsurer’s obligations under this Agreement is necessary to avoid irreparable harm to the Company (as, for example, in the circumstance where the funds available in the loss fund account are insufficient to provide for timely payment of claims), the Reinsurer shall make such payment or payments promptly upon the Reinsurer’s receipt of the Company’s good faith estimate or calculation of the necessity thereof. The Reinsurer agrees to wire transfer, within five (5) business days of receipt of a written request from U.S. Risk on behalf of the Company, or as soon as reasonably practicable, but always within any applicable state requirements, to the loss fund account the funds necessary to make all then outstanding claims payments.

14.06	Costs of Defense of Claims: When a claim is asserted or action commenced, including class actions regardless of whether the class has been certified, relating in any way to the Policies produced under this Agreement, the Reinsurer shall assume the defense and associated costs and expenses thereof. The Company may elect, however, at its sole discretion, on a case-by-case basis, to engage counsel directly on its own behalf, and the expenses and costs related to such defense shall be passed on to and paid by the Reinsurer or caused to be paid by Reinsurer within 60 days written notice from the Company. In such cases where the claim or action relates to business written by more than one agent of the Company, costs and expenses shall be proportioned among applicable agents at the Company’s sole discretion. Should the Broker cause to fail to remit any amounts due to Company under this Section 14.06, then the Reinsurer shall pay such amounts within 60 days written notice from the Company.

14.07	Recovery: The Reinsurer shall not sue, or seek arbitration, against the Company any monies which the Broker owes unless the Company has actually received those monies and has wrongfully not remitted them to the Reinsurer; and the Reinsurer shall indemnify the Company for any damages, liabilities and expenses incurred by reason of the Broker's acts or failure to act. The Reinsurer shall not seek to recover from, or offset against, the Company any sums, whether premiums or other monies, which the Broker was unable or unwilling to remit to the Company or the Reinsurer.

Article	XV LOSS IN EXCESS OF POLICY LIMITS/EXTRA CONTRACTUAL OBLIGATIONS

15.01	Losses in Excess of Policy Limits and Extra Contractual Obligations: In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called "loss in excess of policy limits") or any punitive, exemplary, compensatory or consequential damages (hereinafter called "extra contractual obligations") because of alleged or actual bad faith or negligence on its part in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Agreement, 100% of the loss in excess of policy limits and/or 100% of the extra contractual obligations shall be added to the Company's loss, if any, under the Policy involved, and the sum thereof shall be reinsured 100% under this Agreement.

15.02	Date of Occurrence: An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

15.03	Losses Not Covered: Notwithstanding anything stated herein, this Agreement shall not apply to any loss incurred by the Company as a result of any fraudulent and/or criminal act which has been finally determined by a court of competent jurisdiction, after the exhaustion of all appeals, by any officer or director of the Company acting individually or collectively or in collusion with any individual, corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

Article XVI
REGULATORY MATTERS

16.01	Premiums in Course of Collection: It is the Parties' understanding that any premiums which are overdue from the Broker to the Company may be deemed non-admitted assets. In confirmation of the liabilities assumed by the Reinsurer under this Agreement, the Reinsurer hereby assumes 100% of all liability and responsibility for all premiums in the course of collection.

16.02	No Adverse Impact: The Reinsurer shall agree, at no cost to the Company, to take those actions (including, but not limited to, modifications in how funds are handled and how accounts are cleared, settled and the manner in which incurred losses are accounted for) and agree to those arrangements necessary to ensure that the Company suffers no adverse impact because of this reinsurance program and is in compliance with any applicable laws of a state insurance department, insofar as this reinsurance program is concerned.

Article XVII
SURPLUS LINES BROKER AGREEMENT

17.01	Broker: The Company has entered into a Surplus Lines Broker Agreement with the Broker effective as of the Effective Date hereof (“Broker Agreement”) which provides for the Broker to appoint producing agents. The Reinsurer shall hold the Company harmless from and indemnify it for any damage, liability, claim, expense, cost or fees (including attorneys’ fees and expenses) of whatever kind or character caused directly or indirectly by any action of or failure to act, by and such producing agent, in accordance with Article XIV hereunder.

17.02	Monitoring: Nothing in this Agreement shall be construed as requiring the Company to monitor the business reinsured hereunder for the benefit of the Reinsurer.

Article	XVIII REINSURER OR BROKER SALE OR TRANSFER

18.01	Change of Control: The Reinsurer agrees to give the Company, 90 days advance written notice of any sale or transfer of such party's business, or such party's consolidation with a successor firm, in order that the Company may, in its sole discretion:

(a)	Assign this Agreement to the successor; or

(b)	Enter into a new reinsurance agreement with the successor; or

(c)	Terminate this Agreement as provided in Section 4.02(g) of this Agreement.

Article XIX
MISCELLANEOUS

19.01	Governing Law: This Agreement has been made and entered into in the State of Texas and the Agreement shall be subject to and construed under the laws of the State of Texas. This Agreement shall be deemed performable at the Company's administrative office in Bedford, Texas, and it is agreed that the venue of any controversy arising out of this Agreement, or any breach thereof, shall be in Tarrant County, Texas.

19.02	Notices: All notices required to be given hereunder shall be deemed to have been duly given by personally delivering such notice in writing or by mailing it, Certified Mail, return receipt requested, with postage prepaid. Any Party may change the address to which notices and other communications hereunder are to be sent to such Party by giving the other Party prior written notice thereof in accordance with this provision.

19.03	Successors: This Agreement shall be binding upon the Parties hereto, together with their respective successors. None of the Parties hereto may assign any of their rights or obligations under this Agreement.

19.04	Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.05	Entire Agreement: This Agreement is the entire agreement between the parties and supersedes any and all previous agreements, written or oral, and amendments thereto with respect to the subject matter hereof.

19.06	Modifications: This Agreement may only be modified or changed by a written amendment to this Agreement executed by all Parties hereto.

19.07	Waiver: A waiver by the Company or Reinsurer of any breach or default by the other party under this Agreement shall not constitute a continuing waiver or a waiver by the Company or the Reinsurer of any subsequent act in breach or of default hereunder.

19.08	Headings: Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

19.09	Severability: The Parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted. Accordingly, should a court of competent jurisdiction or arbitration panel determine that the scope of any provision is too broad to be enforced as written, the Parties intend that the court or arbitration panel should reform the provision to such narrower scope as it determines to be enforceable under present or future law; such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

19.10	Exclusivity: This Agreement is not exclusive and the Company reserves the right to appoint or contract with other reinsurers, agents and/or managing agents in the territory covered by this Agreement.

19.11	Advertising: The Reinsurer shall not insert any advertisement respecting the Company or the business to be written under this Agreement in any publication or issue any circular or paper referring to the Company or such business without first obtaining the written consent of the Company. The Reinsurer shall establish and maintain records of any such advertising as required by applicable statutes and regulations.

19.12	Policy Cancellations: Policy cancellations at the Company's request will be made strictly subject to requirements imposed by the Company's underwriting rules and practices or the Reinsurer's underwriting rules and practices, as approved by the Company, and in compliance with applicable statutes and regulations and the applicable provisions contained in this Agreement and the pertinent policy. Such cancellation authority shall be exercised only for causes inherent in the particular risk and shall not be construed as authority to make general or indiscriminate cancellations or replacement of the Policies with those of another Company, except upon specific written instructions from the Company. When directed by the Company, the Reinsurer will cancel any and all Policies produced by it for any reason the Company deems necessary.

19.13	Compliance with Laws: This Agreement shall be interpreted in conformance with applicable Texas law and regulation. If it is found or ordered by a court or regulatory body that a term or provision of this Agreement does not conform to such law or regulation then this Agreement shall be deemed to be amended and modified in accordance with such law. However, where this Agreement is found not to comply with applicable law or regulation, the Company may in its sole discretion terminate this Agreement immediately and without prior notice.

19.14	Approval of Rates: The Reinsurer understands and agrees that no business shall be produced, until a written approval of the applicable rate rules and forms is received from the regulatory authority of competent jurisdiction, if applicable or required by statute.

19.15	Jurisdiction: It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement.

Article	XX LOSS AND UNEARNED PREMIUM RESERVE FUNDING

20.01	Security: Within 10 business days of the effective date of this Agreement, the Reinsurer will secure [***] of its obligations under this Agreement (“Obligations Under the Reinsurance Agreement”), which include but are not limited to [***] of the obligations for unearned premiums reserves, if any, and reserves for losses incurred but not reported and losses reported but unpaid, via a security fund or trust agreement or letter of credit to be obtained by the Reinsurer in favor of the Company, which shall be in all respects acceptable to the Company and allow the Company to receive credit for the reinsurance hereunder from the Department of Insurance or applicable regulator of the state of domicile of the Company.

(a)	At a minimum, the security fund or trust or letter of credit must:

(i)	comply with the applicable laws and regulations; and
(ii)	be issued by or held with a Qualified United States Financial Institution acceptable to the Company (as defined by the applicable statute and regulation).

(b)	The Company may draw the full amount of the security fund or trust or letter of credit to satisfy, in whole or in part the obligations of the Reinsurer hereunder or, if:

(i)	The Reinsurer fails to comply with the provisions of this Agreement; or
(ii)	the issuer of the security fund or trust or letter of credit gives the Company notice of cancellation or non-renewal of the security fund or letter of credit.

20.02	Amount of Security: Within 10 business days of the effective date of this Agreement, and within 10 business days prior to the end of each calendar quarter thereafter, the Company shall provide the Reinsurer with a good faith estimate of the expected sum of [***] of the Company’s ceded Unearned Premium and Loss Reserves as of the end of the forthcoming calendar quarter (the “Estimate”). The Reinsurer shall, within 2 business days of first receiving the Estimate, and within 2 business days prior to the commencement of such forthcoming calendar quarter thereafter, fund/obtain a security fund or letter of credit in an amount equivalent to [***] of the Estimate. Additionally, each time thereafter that: (i) the Reinsurer’s A.M. Best rating or outlook is at any time reduced; or (ii) the Reinsurer’s A.M. Best rating or outlook is at any time removed or withdrawn such that the Reinsurer is not rated or unrated by A.M. Best; or (iii) the Reinsurer’s capital and policyholder surplus (or its equivalent) reduces ten percent (10%) or more during any rolling twelve (12) month period measured quarterly; or (iv) the Reinsurer fails to maintain its CAT XOL reinsurance with coverage up to [***] dollars [***] with a [***] retention and its multiline XOL reinsurance with coverage up to [***] with a [***] retention, each provided by the Reinsurer’s reinsurers existing as of the effective date of this Agreement, provided that the Reinsurer may add reinsurers with a minimum surplus of at least [***] and an “A” rating by A.M. Best, the components of the Estimate shall increase by [***]% (i.e. the first time the Estimate shall increase to [***] of the Company’s ceded outstanding Unearned Premium and Loss Reserves as of the end of the forthcoming calendar quarter, the second time the Estimate shall increase to [***] of the Company’s ceded outstanding Unearned Premium and Loss Reserves as of the end of the forthcoming calendar quarter, etc.).

20.03	Increases in Security: If at any time, based upon the monthly reporting provided to Company under this Agreement, it shall be determined by the Company or Reinsurer that the amount of the security fund or letter of credit may not be equivalent to the greater of: (i) [***] of Company’s ceded Unearned Premium and Loss Reserves; (ii) [***] of Company’s ceded Unearned Premium and Loss Reserves as of the end of the current calendar quarter (the “Revised Estimate”); or (iii) the amounts required under Section 20.02 of this Agreement, then upon written notice from Company, the Reinsurer shall immediately increase the amount of the security fund or letter of credit to an amount equivalent to the greater of (i), (ii) or (iii) and the Company shall at all times be in possession of a security fund or letter of credit equivalent to the greater of (i), (ii) or (iii) as of the end of the current calendar quarter.

20.04	Reductions to Security: Should the amount of the security fund or letter of credit at the end of any calendar quarter be greater than the amount required in this Article XX, the Reinsurer shall be entitled to reduce the amount of the security fund or letter of credit to an amount not less than the amount required in this Article XX. The Qualified United States Financial Institution shall permit such reduction upon receipt by it of the Company’s written statement that Reinsurer is entitled to such reduction, which written statement shall not be unreasonably withheld by Company.

20.05	Unearned Premium: For the purpose of this Article XX, Unearned Premiums means, as of any given date, the aggregate premium attributable to the unexpired coverage period of all insurance policies produced under the Agreement, as determined in accordance with generally accepted statutory accounting principles consistently applied. For this purpose, premium shall be the written premium charged on the insurance policy for the period such policy is in force irrespective of the subsequent billing and collection of such premium.

20.06	Loss Reserves: For the purpose of this Article XX, Loss Reserves means, as of any given date, the reserve attributable to losses incurred but not reported and losses reported but not paid with respect to the insurance policies produced under this Agreement, and shall include provision for both allocated and unallocated loss adjustment expense, in each instance as determined in accordance with generally accepted accounting principles consistently applied.

20.07	Actuarial Opinion: The Reinsurer hereby agrees that the actuarial opinion of the Company’s internal actuary shall be controlling, in its sole discretion, as to the timing and determination of the adequacy of loss reserves established for losses incurred and outstanding on business produced under this Agreement and the Agency Agreement for the purposes of posting collateral hereunder. However, the Reinsurer shall have the right to have the Company engage on a semi-annual basis, at the expense of the Reinsurer an independent actuarial opinion, performed by MILLIMAN USA’s Dallas office, attesting to the adequacy of loss reserves established for losses incurred and outstanding on business produced under this Agreement and the Agency Agreement. If the Reinsurer requests hereunder the actuarial opinion of MILLIMAN USA’s Dallas office, the Reinsurer hereby agrees to post the collateral required hereunder in accordance with the actuarial analysis of the Company’s internal actuary until an analysis is completed by MILLIMAN USA’s Dallas office. At such time, the Reinsurer shall post the collateral required hereunder in accordance with the actuarial analysis of MILLIMAN USA’s Dallas office. If MILLIMAN USA’s Dallas office is unable to perform the actuarial analysis, the analysis of the Company’s internal actuary shall be controlling for the purpose of determining the ultimate loss ratio and loss adjustment expense ratio picks required for posting collateral under the Agreements. If subsequent to the receipt of the applicable independent actuarial opinion, the Company determines in its sole discretion that there has been a significant change in the loss reserves as compared to the applicable independent actuarial opinion, the Company’s internal actuary shall again be controlling, in its sole discretion, as to the timing and determination of the adequacy of loss reserves established for losses incurred and outstanding on business produced under this Agreement and the Agency Agreement until the Company again engages, at the expense of the Reinsurer, an independent actuarial opinion, performed by MILLIMAN USA’s Dallas office, attesting to the adequacy of loss reserves established for losses incurred and outstanding on business produced under this Agreement and the Agency Agreement. Additionally, if the actuarial opinion of the Company’s internal actuary is not available, for any reason, the Company shall engage semi-annually, at the expense of the Reinsurer, an independent actuarial opinion, performed by MILLIMAN USA’s Dallas office, attesting to the adequacy of loss reserves established for losses incurred and outstanding on business produced under this Agreement and the Agency Agreement.

Article XXI
SAVINGS CLAUSE

21.01	Savings: If any law or regulation of any Federal, State or local government of the United States of America, or the ruling of officials having supervision over insurance companies, should prohibit or render illegal this Agreement, or any portion thereof, as to risks or properties located in the jurisdiction of such authority, either the Company or the Reinsurer may upon written notice to the other suspend or abrogate this Agreement insofar as it relates to risks or properties located within such jurisdiction to such extent as may be necessary to comply with such law, regulations or ruling. Such illegality shall in no way affect any other portion thereof; provided, however, that the Reinsurer or the Company may terminate or suspend this Agreement insofar as it relates to the business to which such law or regulation may apply.

21.02	Interpretation of Applicable Law: This Agreement shall be interpreted in accordance with the laws of the State of Texas. All provisions of this Agreement are intended to be enforced to the fullest extent permitted. Accordingly, should a court of competent jurisdiction or arbitration panel determine that the scope of any provision is too broad to be enforced as written, the Parties intend that the court or arbitration panel should reform the provision to such narrower scope as it determines to be enforceable under present or future law; such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; provided, however, that where this Agreement is so found not to comply with applicable law or regulation, the Company may in it sole discretion terminate this Agreement immediately without prior notice.

[THE REMAINDER OF THE PAGE IS LEFT INTENTIONALLY BLANK.

SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Parties hereto by their respective duly authorized representatives have executed this Agreement as of the date first above written.

UNITED SPECIALTY INSURANCE COMPANY

BY: /s/ David Cleff

ITS: EVP

DATE:11/24/2020

CRUSADER INSURANCE COMPANY

BY: /s/ Ronald A. Closser

ITS: President/CEO

DATE:11/21/2020

TABLE OF CONTENTS

Page

Article I BUSINESS REINSURED 2

1.01 Business Reinsured: 2

1.02 Policy Limits: 2

1.03 Territory: 2

1.04 Policy Term: 2

1.05 Maximum Premium Volume: 2

Article II ORIGINAL CONDITIONS 3

2.01 Cession: 3

2.02 Business Ceded: 3

2.03 Liability of the Reinsurer: 3

2.04 Follow the Fortunes: 3

2.05 No Privity of Contract: 3

Article III EXCLUSIONS 3

3.01 Exclusions: 3

Article IV COMMENCEMENT, TERMINATION, TERMS AND CONDITIONS 3

4.01 Effective Date: 3

4.02 Termination: 3

4.03 Reinsurance Coverage after Termination: 4

4.04 Obligations upon Termination: 5

4.05 Assessments: 5

4.06 Termination on Run-off Basis: 5

4.07 Termination on Cut-off Basis: 5

4.08 Responsibility for Notices: 5

Article V LOSS AND LOSS ADJUSTMENT EXPENSE 5

5.01 Liability for Losses and Loss Adjustment Expenses: 5

5.02 Monthly Accounting: 6

5.03 Loss Settlements: 6

5.04 Records: 6

5.05 Claim Register: 6

Article VI REPORTS AND REMITTANCES 7

6.01 Reports: 7

6.02 Additional Reports: 7

Article VII ERRORS AND OMISSIONS 7

7.01 Errors and Omissions: 8

7.02 Hold Harmless: 8

Article VIII PREMIUM AND COMMISSION 8

8.01 Premium to Reinsurer: 8

8.02 Net Premium: 8

Article IX ACCESS TO RECORDS 8

9.01 Access to Records: 9

Article X ARBITRATION 9

10.01 Arbitration: 9

10.02 Choice of Arbiter: 9

10.03 Selection of Umpire: 9

10.04 Venue and Binding Decision: 9

10.05 Entire Dispute Subject to Arbitration: 9

10.06 Cost of Arbitration: 9

10.07 Governing Law: 10

Article XI ASSESSMENTS, ASSIGNMENTS, FINES AND PENALTIES 10

11.01 Assessments: 10

11.02 Fines and Penalties: 10

11.03 Assigned Risks: 10

Article XII INSOLVENCY 10

12.01 Insolvency of Company: 10

12.02 Notice of Claims to Reinsurer: 10

12.03 Apportionment of Expense: 11

12.04 Reinsurance Payable by Reinsurer: 11

Article XIII ALTERNATE PAYEE 11

13.01 Substitution of Insurer: 11

13.02 Application of Agreement Provisions: 11

Article XIV HOLD HARMLESS PROVISIONS 11

14.01 Hold Harmless: 11

14.02 Liability for Premiums: 12

14.03 Retention of New Broker: 12

14.04 Coverage for Risks Bound but Not Within Terms of Agreement: 12

14.05 Advance Payments: 13

14.06 Costs of Defense of Claims: 13

14.07 Recovery: 13

Article XV LOSS IN EXCESS OF POLICY LIMITS/EXTRA CONTRACTUAL OBLIGATIONS 13

15.01 Losses in Excess of Policy Limits and Extra Contractual Obligations: 13

15.02 Date of Occurrence: 14

15.03 Losses Not Covered: 14

Article XVI REGULATORY MATTERS 14

16.01 Premiums in Course of Collection: 14

16.02 No Adverse Impact: 14

Article XVII SURPLUS LINES BROKER AGREEMENT 14

17.01 Broker: 14

Article XVIII REINSURER OR BROKER SALE OR TRANSFER 14

18.01 Change of Control: 14

Article XIX MISCELLANEOUS 14

19.01 Governing Law: 15

19.02 Notices: 15

19.03 Successors: 15

19.04 Counterparts: 15

19.05 Entire Agreement: 15

19.06 Modifications: 15

19.07 Waiver: 15

19.08 Headings: 15

19.09 Severability: 15

19.10 Exclusivity: 15

19.11 Advertising: 15

19.12 Policy Cancellations: 16

19.13 Compliance with Laws: 16

19.14 Approval of Rates: 16

19.15 Jurisdiction: 16

Article XX LOSS AND UNEARNED PREMIUM RESERVE FUNDING 16

20.01 Security: 16

20.02 Amount of Security: 17

20.03 Increases in Security: 17

20.04 Reductions to Security: 18

20.05 Unearned Premium: 18

20.06 Loss Reserves: 18

20.07 Actuarial Opinion: 18

Article XXI SAVINGS CLAUSE 19

21.01 Savings: 19

21.02 Interpretation of Applicable Law: 19

QUOTA SHARE REINSURANCE AGREEMENT

AMONG

UNITED SPECIALTY INSURANCE COMPANY

AND

CRUSADER INSURANCE COMPANY

EFFECTIVE April 1, 2020